Exhibit 99.2

To the Limited Partners of

JEM Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director Ceres Managed Futures LLC General Partner, JEM Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of JEM Master Fund L.P.:

We have audited the accompanying statements of financial condition of JEM Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of JEM Master Fund L.P. as of December 31, 2015 and 2014, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2016

JEM Master Fund L.P.

Statements of Financial Condition

December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets:
Equity in trading account:
Cash (Note 3c)	$10,682,114	$25,910,970
Cash margin (Note 3c)	510,845	2,047,099
Net unrealized appreciation on open futures contracts	—	1,960,601

Total assets	$11,192,959	$29,918,670

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$48,923	$—
Accrued expenses:
Professional fees	18,530	36,349
Clearing fees due to MS&Co. (Note 3c)	—	6,317

Total liabilities	67,453	42,666

Partners’ Capital:
General Partner, 0.0000 Redeemable Units at December 31, 2015 and 2014	—	—
Limited Partners, 8,009.6198 and 22,448.5006 Redeemable Units outstanding at December 31, 2015 and 2014, respectively	11,125,506	29,876,004

Total liabilities and partners’ capital	$11,192,959	$29,918,670

Net asset value per Redeemable Unit	$1,389.02	$1,330.87

See accompanying notes to financial statements.

JEM Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	102	$(127,850)	(1.15)%
Grains	1,040	(573,528)	(5.16)
Livestock	238	326,580	2.94
Softs	345	122,639	1.10

Total futures contracts purchased		(252,159)	(2.27)

Futures Contracts Sold
Energy	102	146,740	1.32
Grains	1,040	565,990	5.09
Livestock	238	(392,010)	(3.52)
Softs	345	(117,484)	(1.06)

Total futures contracts sold		203,236	1.83

Net unrealized depreciation on open futures contracts		$(48,923)	(0.44)%

Net fair value		$(48,923)	(0.44)%

See accompanying notes to financial statements.

JEM Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy
Brent Crude Oil Dec 16	170	$(2,746,300)	(9.19)%
Light Sweet Crude Oil Apr 15 - Dec 16	648	(2,153,380)	(7.21)
Other	99	(158,700)	(0.53)
Grains	610	(103,770)	(0.35)
Livestock	765	(757,458)	(2.54)
Softs	1,027	(836,475)	(2.80)

Total futures contracts purchased		(6,756,083)	(22.62)

Futures Contracts Sold
Energy
Brent Crude Oil Dec 15	170	3,341,650	11.19
Light Sweet Crude Oil Feb 15 - Dec 15	648	3,087,960	10.34
Other	99	202,430	0.68
Grains	610	(35,112)	(0.12)
Livestock	765	1,264,318	4.23
Softs	1,027	855,438	2.86

Total futures contracts sold		8,716,684	29.18

Net unrealized appreciation on open futures contracts		$1,960,601	6.56%

Net fair value		$1,960,601	6.56%

See accompanying notes to financial statements.

JEM Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2015, 2014 and 2013

	2015	2014	2013
Investment Income:
Interest income	$2,556	$6,313	$15,605

Expenses:
Clearing fees (Note 3c)	782,151	893,558	1,144,715
Professional fees	85,529	115,410	83,114

Total expenses	867,680	1,008,968	1,227,829

Net investment income (loss)	(865,124)	(1,002,655)	(1,212,224)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	3,998,940	(2,071,215)	15,547,140
Net change in unrealized gains (losses) on open contracts	(2,009,524)	837,441	(9,593,441)

Total trading results	1,989,416	(1,233,774)	5,953,699

Net income (loss)	$1,124,292	$(2,236,429)	$4,741,475

Net income (loss) per Redeemable Unit* (Note 6)	$58.40	$(53.15)	$135.98

Weighted average Redeemable Units outstanding	15,173.6041	30,627.8021	37,736.9659

*	Represents the change in net asset value per Redeemable Unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

JEM Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended December 31, 2015, 2014 and 2013

Partners’ Capital
Partners’ Capital, December 31, 2012	$47,458,498
Net income (loss)	4,741,475
Subscriptions of 27,518.0009 Redeemable Units	36,792,324
Redemptions of 33,393.1092 Redeemable Units	(44,499,972)
Distribution of interest income to feeder funds	(15,605)

Partners’ Capital, December 31, 2013	44,476,720
Net income (loss)	(2,236,429)
Subscriptions of 897.7134 Redeemable Units	1,139,670
Redemptions of 10,580.7404 Redeemable Units	(13,497,644)
Distribution of interest income to feeder funds	(6,313)

Partners’ Capital, December 31, 2014	29,876,004
Net income (loss)	1,124,292
Subscriptions of 376.4373 Redeemable Units	525,000
Redemptions of 14,815.3181 Redeemable Units	(20,397,317)
Distribution of interest income to feeder funds	(2,473)

Partners’ Capital, December 31, 2015	$11,125,506

Net asset value per Redeemable Unit:

2013:	$1,384.21

2014:	$1,330.87

2015:	$1,389.02

See accompanying notes to financial statements.

JEM Master Fund L.P.

Notes to Financial Statements

1.	Partnership Organization:

JEM Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on December 21, 2010, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, options on futures, forwards, options on forwards, spot and swap contracts, cash commodities and any other rights or interests pertaining thereto including interest in commodity pools. The sectors traded include energy, grains, indices, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent Redeemable Units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner; the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. All trading decisions for the Master are made by the Advisor (defined below).

On January 1, 2011 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. Emerging CTA purchased 19,624.4798 Redeemable Units with cash equal to $19,624,480. On May 1, 2011, Commodity Advisors Fund L.P. (“Commodity Advisors”) purchased 12,594.1917 Redeemable Units with cash equal to $12,753,614. On August 1, 2013, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master. Tactical Diversified purchased 11,968.0895 Redeemable Units with cash equal to $15,820,000. On October 31, 2013, Emerging CTA fully redeemed its investment in the Master for cash equal to $4,400,956. The Master permits commodity pools managed now or in the future by JE Moody & Company LLC (the “Advisor”) using the JEM Commodity Relative Value Program, a proprietary, systematic trading program, to invest together in one trading vehicle.

During the years ended December 31, 2015 and 2014, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”) a registered futures commission merchant. During a prior period included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

The Master operates under a “master/feeder” structure where its investors consist of Tactical Diversified and Commodity Advisors (each a “Feeder,” collectively the “Funds”). Tactical Diversified and Commodity Advisors owned approximately 61.0% and 39.0% of the investments in the Master at December 31, 2015, respectively. Tactical Diversified and Commodity Advisors owned approximately 70.6% and 29.4% of the investments in the Master at December 31, 2014, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2030; or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a Master Services Agreement, the Administrator will furnish certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator will maintain certain books and records of the Master.

JEM Master Fund L.P.

Notes to Financial Statements

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master is deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investment at fair value with unrealized gains and losses resulting from changes in fair value is reflected in the Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with investment company guidance. (See Note 7, “Financial Highlights.”).

h.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments”, approximates the fair value due to the short term nature of such balances.

i.

Reclassification. Certain prior period amounts have been reclassified to conform to current period presentation. In the financial highlights, clearing fees which were previously included in net realized and unrealized gains (losses) per Redeemable Unit and excluded from expenses per Redeemable Unit are now excluded from net realized and unrealized gains (losses) per Redeemable Unit and included in net investment loss per Redeemable Unit. Interest income per Redeemable Unit and expenses per Redeemable Unit previously presented separately are now combined into net investment loss per Redeemable Unit.

JEM Master Fund L.P.

Notes to Financial Statements

j.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017 and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Master’s financial statements and related disclosures.

k.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co./CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master.

All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively, the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

JEM Master Fund L.P.

Notes to Financial Statements

Under the MS&Co. Customer Agreement, the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively, the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2015 and 2014, respectively, the amount of cash held by the Master for margin requirements was $510,845 and $2,047,099, respectively. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2015 and 2014 were 5,803 and 7,316, respectively.

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of December 31, 2015 and 2014, respectively.

		Gross Amounts Offset in the	Amounts Presented in the	Gross Amounts Not Offset in the Statements of Financial Condition
December 31, 2015	Gross Amounts Recognized	Statements of Financial Condition	Statements of Financial Condition	Financial Instruments	Cash Collateral Received/ Pledged *	Net Amount
Assets
Futures	$1,258,709	$(1,258,709)	$—	$—	$—	$—

Total Assets	$1,258,709	$(1,258,709)	$—	$—	$—	$—

Liabilities
Futures	$(1,307,632)	$1,258,709	$(48,923)	$—	$—	$(48,923)

Total Liabilities	$(1,307,632)	$1,258,709	$(48,923)	$—	$—	$(48,923)

Net fair value						$(48,923)*

JEM Master Fund L.P.

Notes to Financial Statements

		Gross Amounts Offset in the	Amounts Presented in the	Gross Amounts Not Offset in the Statements of Financial Condition
December 31, 2014	Gross Amounts Recognized	Statements of Financial Condition	Statements of Financial Condition	Financial Instruments	Cash Collateral Received/ Pledged *	Net Amount
Assets
Futures	$9,213,231	$(7,252,630)	$1,960,601	$—	$—	$1,960,601

Total Assets	$9,213,231	$(7,252,630)	$1,960,601	$—	$—	$1,960,601

Liabilities
Futures	$(7,252,630)	$7,252,630	$—	$—	$—	$—

Total Liabilities	$(7,252,630)	$7,252,630	$—	$—	$—	$—

Net fair value						$1,960,601	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

The following tables indicate the gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2015 and 2014.

December 31, 2015
Asset
Futures Contracts
Energy	$150,750
Grains	594,130
Livestock	330,440
Softs	183,389

Total unrealized appreciation on open futures contracts	$1,258,709

Liabilities
Futures Contracts
Energy	(131,860)
Grains	(601,668)
Livestock	(395,870)
Softs	(178,234)

Total unrealized depreciation on open futures contracts	$(1,307,632)

Net unrealized depreciation on open futures contracts	$(48,923)*

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.

JEM Master Fund L.P.

Notes to Financial Statements

Asset	December 31, 2014
Futures Contracts
Energy	$6,722,590
Grains	65,688
Livestock	1,518,740
Softs	906,213

Total unrealized appreciation on open futures contracts	$9,213,231

Liabilities
Futures Contracts
Energy	(5,148,930)
Grains	(204,570)
Livestock	(1,011,880)
Softs	(887,250)

Total unrealized depreciation on open futures contracts	$(7,252,630)

Net unrealized appreciation on open futures contracts	$1,960,601 **

**	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2015, 2014 and 2013.

Sector	2015	2014		2013
Energy	$3,328,144	$(1,896,176)		$4,761,338
Grains	60,497	173,473		225,933
Livestock	(690,101)	880,085		1,409,687
Metals	231,513	(140,413)		(2,401)
Softs	(940,637)	(250,743)		(440,858)

	$1,989,416 ***	$(1,233,774	)***	$5,953,699 ***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges.

JEM Master Fund L.P.

Notes to Financial Statements

The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, forward and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forwards, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2015 and 2014, the Master did not hold any derivative instruments for which market valuations were not readily available and that were priced by broker quotes or pricing services that derive fair values for these assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,258,709	$1,258,709	$—	$—

Total assets	$1,258,709	$1,258,709	$—	$—

Liabilities
Futures	$(1,307,632)	$(1,307,632)	$—	$—

Total liabilities	$(1,307,632)	$(1,307,632)	$—	$—

Net fair value	$(48,923)	$(48,923)	$—	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Assets
Futures	$9,213,231	$9,213,231	$—	$—

Total assets	$9,213,231	$9,213,231	$—	$—

Liabilities
Futures	$7,252,630	$7,252,630	$—	$—

Total liabilities	$7,252,630	$7,252,630	$—	$—

Net fair value	$1,960,601	$1,960,601	$—	$—

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

JEM Master Fund L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner classes as a whole for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Net realized and unrealized gains (losses)	$122.02	$(19.45)	$170.56
Net investment loss	(63.62)	(33.70)	(34.58)

Increase (decrease) for the year	58.40	(53.15)	135.98
Distribution of interest income to feeder funds	(0.25)	(0.19)	(0.46)
Net asset value per Redeemable Unit, beginning of year	1,330.87	1,384.21	1,248.69

Net asset value per Redeemable Unit, end of year	$1,389.02	$1,330.87	$1,384.21

	2015	2014	2013
Ratios to average net assets:
Net investment loss[1]	(4.4)%	(2.6)%	(2.7)%

Operating expenses	4.4%	2.6%	2.7%

Total return	4.4%	(3.9)%	10.9%

[1]	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility, or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. None of the Master’s current contracts are traded OTC, although contacts may be traded OTC in the future.

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master.

JEM Master Fund L.P.

Notes to Financial Statements

When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through MS&Co. or CGM, the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.